LAW OFFICES
                             MCAFEE & TAFT
                       A PROFESSIONAL CORPORATION
                    TENTH FLOOR, TWO LEADERSHIP SQUARE
                           211 NORTH ROBINSON
                    OKLAHOMA CITY, OKLAHOMA 73102-7101

                                             (405) 235-9621
                                           WRITER'S DIRECT DIAL
                                           FAX (405) 235-0439

                         May 20, 1997



Chesapeake Energy Corporation
6100 North Western
Oklahoma City, Oklahoma  73118

                            Re: Shares of Common Stock, Par Value $.01, to be issued pursuant to Chesapeake Energy Corpora-tion 1996 Stock Option Plan

Gentlemen:

          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the Chesapeake Energy Corporation 1996 Stock Option Plan (the "Plan"), which Registration Statement covers the offer and sale of 6,000,000 shares of common stock, par value $.01 per share, of Chesapeake Energy Corporation (the "Company"). We have also examined your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

          Based on the foregoing, we are of the opinion that:

          1. The Company is duly organized and existing under the laws of the State of Oklahoma.

          2. The shares to be purchased pursuant to the exercise of options granted under the Plan, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable in accordance with the Oklahoma General Corporation Law.

          Consent is hereby given for the inclusion of this opinion as part of the referenced Registration Statement.

                                 Very truly yours,



                                 MCAFEE & TAFT A PROFESSIONAL CORPORATION
                                 McAfee & Taft A Professional Corporation